EXHIBIT 99.6



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                              WACHOVIA CORPORATION

                        1997 Declaration of Amendment to
                          Central Fidelity Banks, Inc.
                        1991 Incentive Stock Option Plan


         THIS  DECLARATION  OF  AMENDMENT,  made this 24th day of October,
1997, by WACHOVIA CORPORATION, a North Carolina corporation (the "Corporation"), to the Central Fidelity Banks, Inc. 1991 Incentive Stock Option Plan (the "Plan").

                                R E C I T A L S:

         WHEREAS, pursuant to an Agreement and Plan of Merger (the "Merger Agreement") dated as of June 23, 1997 by and between the Corporation and Central Fidelity Banks, Inc. ("Central Fidelity"), Central Fidelity will merge with and into the Corporation, with the Corporation as the surviving corporation; and

         WHEREAS, pursuant to Section 3.06 of the Merger Agreement, as of the effective time of the merger (the "Merger"), each outstanding option to purchase shares of Central Fidelity common stock under the Plan, whether vested or unvested, will be converted into an option to acquire shares of the common stock of the Corporation (the "Common Stock"); and

         WHEREAS, pursuant to Section 6.13 of the Merger Agreement, the Corporation shall honor the Plan in accordance with its terms; and

         WHEREAS, pursuant to Sections 2 and 15 of the Plan, the Board may terminate, amend or modify the Plan, subject to the terms of the Plan; and

         WHEREAS, in connection with its assumption of awards under the Plan, and subject to the consummation of the Merger, the Corporation has determined that it would be in the best interest of the Corporation to make certain amendments to the Plan in order to facilitate administration of the Plan and to conform certain provisions in the Plan with other stock incentive plans maintained by the Corporation.

         NOW, THEREFORE, IT IS DECLARED, that, effective immediately following the effective time of the Merger, the Plan shall be amended as follows:

         1. All references in the Plan to "Central Fidelity," including but in no way limited to the definition of the term contained in Section 1, shall hereafter be deemed to be references to Wachovia Corporation (the "Corporation").




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        2. All references to the term "Common Stock," including but not limited to the definition of such term contained in Section 1, shall hereafter be deemed to be references to the Common Stock of Wachovia Corporation.


         3. All references to the term "Stock Plan Committee," including but not limited to the definition of the term contained in Section 2, shall hereafter be deemed to be references to the Management Resources and Compensation Committee of the Board of Directors of Wachovia Corporation.

         4. The third paragraph of Section 2 of the Plan shall be deleted in its entirety and the following shall be inserted in lieu thereof:

                  "The Corporation's Board of Directors may from time to time appoint a committee, the Management Resources and Compensation Committee (the "Committee"), and may delegate to the Committee full power and authority to take any or all action required or permitted to be taken by the Corporation's Board of Directors under the Plan. Whenever the terms "the Corporation's Board of Directors" or "Central Fidelity's Board of Directors" appear herein, it shall, if the Committee has been appointed and is then acting, be interpreted to mean also the Committee. To the extent required by Rule 16b-3, (i) each member of the Committee shall be a 'non-employee director,' as such term is defined in Rule 16b-3 or any successor rule; and (ii) the Committee shall be comprised of no fewer than the minimum number of non-employee directors as may be required by Rule 16b-3."


         IN WITNESS WHEREOF, this Declaration of Amendment is executed on behalf of Wachovia Corporation as of the day and year first above written.


                                       WACHOVIA CORPORATION

                                            /s/ Leslie M. Baker, Jr.
                                       By:  ---------------------------
                                       Chief Executive Officer


ATTEST:


/s/ Alice Washington Grogan
---------------------------
Secretary

[Corporate Seal]


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